EXHIBIT 10.6

AMENDMENT TO AGREEMENT

BENEFICIAL MUTUAL SAVINGS BANK

EXECUTIVE

SALARY CONTINUATION PLAN

FOR

JOSEPH F. CONNERS

AMENDMENT TO AGREEMENT

The Agreement between BENEFICIAL MUTUAL SAVINGS BANK (hereinafter referred to as Bank) and Joseph F. Conners (hereinafter referred to as Employee), dated April 1, 2006, is amended this 31st day of December 2008.

BACKGROUND

1.	Employee is employed by Bank

2.
Bank and Employee have entered into Agreement whereby if Employee dies while in Bank’s employ before attaining the age of sixty-five (65) years certain payments will be made to Employee’s spouse or children.

3.	The Agreement provides for deferred compensation in the form of a life insurance policy or cash that is payable to Employee upon termination of employment or retirement.

4.	The Agreement must be amended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

NOW, THEREFORE, intending to be legally bound hereby, the parties amend the Agreement as follows:

1.	EMPLOYEE DEATH BENEFITS PRIOR TO ATTAINING AGE 55

If Employee’s death occurs before Employee has attained the age of fifty-five (55) years, and while Employee is an active Employee of the Bank, Bank will pay to the Beneficiary (as identified in Section 9 hereof) $20,416.67 per month for twelve (12) months commencing with the first month following the date of Employee’s death and $13,617.92 per month commencing with the thirteenth (13th) month following Employee’s death through the month during which Employee would have attained the age of six-five (65) years had Employee lived to such date.

2.	EMPLOYEE’S DEATH BENEFITS AFTER ATTAINING AGE 55 BUT PRIOR TO ATTAINING AGE 65

If Employee’s death occurs after Employee attains the age of fifty-five (55) years, but while Employee is an active Employee of Bank, Bank will pay to the Beneficiary (as identified in Section 9 hereof) $20,416.67 per month for twelve (12) months commencing with the first month following the date of Employee’s death and $13,617.92 per month commencing with the thirteenth (13th) month following Employee’s death through the one hundred and twentieth (120th) month following Employee’s death.

3.	BENEFITS AFTER EMPLOYEE’S TERMINATION OR EMPLOYEE ATTAINING THE AGE OF 65

Upon his/her retirement on or after age sixty-five (65), Employee shall be entitled to receive a life insurance policy in the amount of $490,000.00 (“Life Insurance Benefit”). The policy is intended to be a continuation of the current policy held by the Bank to fund the Employee’s benefits under this Plan. The policy delivered to Employee shall contain all of the attributes of the then current policy in the same proportion as the Life Insurance Benefit bears to the face amount of the policy. The formula for determining the attributes shall be as follows:

Attributes of		Life Insurance Benefit		Attributes of
Then Current	X	Face Amount of	=	Life Insurance
Policy		Current Policy		Benefit

Alternatively, the Employee may elect to receive a cash payment equal to the cash surrender value of the life insurance policy that the Employee is otherwise entitled to receive upon his/her retirement. The Bank shall deliver such insurance policy or pay the cash value of the policy to the Employee in accordance with his/her election as soon as practicable following the date that is six months after Employee’s separation from service. In no event, however, shall such policy be delivered or the cash value paid to the Employee later than two and one half months following the date that is six months after the Employee’s separation from service or by the end of the Employee’s taxable year that contains such date, whichever is later. The Employee shall not be permitted, directly or indirectly, to designate the taxable year of the delivery or payment.

When Used In This Section

(a)	the term “then current policy” shall mean all of the policies held by the Employer to provide funding for the Employee’s obligation under the Plan.

(b)	the term “attributes” shall include, but not limited to (1) cash value, (2) outstanding policy loans, and (3) premiums due.

As of the date on which Employee retires on or after the age of sixty-five (65), Employee’s rights under this Agreement, except to the extent provided in the first section of Section 3, shall terminate. Other termination provisions are found in Sections 6, 9 and 11 hereof.

Should Employee terminate his/her employment with Bank prior to age 65 or should Employee be terminated for any reason, except for dishonesty, prior to age 65. Employee shall be entitled to a life insurance policy with a death benefit to be the lesser of the (a) Life Insurance Benefit or (b) an amount calculated by multiplying the Life Insurance Benefit by a fraction, the denominator of which shall be twenty-five (25) and the numerator shall be the number of consecutive calendar years during which the Employee was in the employment of the Bank for a full twelve (12) months. Alternatively, such Employee may elect to receive a cash payment, equal to the cash surrender value of the policy multiplied by a fraction, the denominator of which is twenty-five (25) and the numerator shall be the number of consecutive calendar years during which the Employee was in the employment of the Bank. The Bank shall deliver such insurance policy or pay the cash value of the policy to the Employee, in accordance with his/her election, as soon as practicable following the date that is six months after the Employee’s separation from service. In no event, however, shall such policy be delivered or the cash value paid to the Employee later than two and one-half months following the date that is six months after Employee’s separation from service or by the end of the Employee’s taxable year that contains such date, whichever is later. The Employee shall not be permitted, directly or indirectly, to designate the taxable year of the delivery or payment.

4.	EMPLOYEE CONTRIBUTION

Employee acknowledges that Employee has not been required to make any monetary payment to the Bank or give any consideration, other than employment to Bank, in return for this Agreement.

5.	BANK’S FUNDING

Bank shall not be required to fund its potential obligations under this Agreement or pledge assets as security for it performance hereunder.

6.	TERMINATION OF EMPLOYMENT

This Agreement shall not in any way constitute an employment agreement between Employee and Bank and shall in no way obligate Bank to continue the employment of Employee with Bank, nor shall this Agreement limit the right of Bank to terminate Employee’s employment with Bank for any reason. Termination of Employee’s employment with Bank for any reason, whether by action of Bank, Employee, or in any other manner, shall immediately terminate this Agreement and all of Bank’s obligations hereunder. For purposes of Sections 1 and 2, the word “termination” shall not be defined to include termination occasioned by death of Employee.

7.	OTHER BENEFIT AND AGREEMENTS

The benefits provided for Employee hereunder are in addition to any other benefits Employee may have under any other plan or program of Bank and, except as otherwise expressly provided for herein, this Agreement shall supplement and shall not supersede any other Agreement between Bank and Employee or any provisions contained therein.

8.	ASSIGNMENT

Neither Employee nor the Beneficiary hereunder shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payments under the terms of this Agreement. Any such attempted assignment or transfer shall at the option of the Bank terminate this Agreement and Bank shall have no further liability hereunder.

9.	BENEFICIARY

The Beneficiary under this Agreement shall be the spouse of the Employee at Employee’s time of death. If any payments remain due under this Agreement at the death of the Spouse, such remaining payments shall be paid to the living children and the living children of deceased children of Employee. Such payments shall be divided into equal shares, one for each living child and one for each deceased child, with living children, such deceased child’s share to be divided equally among his/her living children.

If at the time of the Employee’s death, Employee has no spouse, the beneficiaries shall be his/her living children and the living children of his/her deceased children. The payments shall be divided among the beneficiaries in the manner specified in the foregoing Section. If any payments or portions of payments remain due under the Agreement at the death of a Beneficiary, such remaining payments or portions of payment shall be paid to such Beneficiary’s living children equally. If no living children survive such deceased beneficiary, then such remaining payments or portions of payments shall be divided among the remaining beneficiaries in the manner specified in the foregoing Section.

In the event that at Employee’s death or at the death of a Beneficiary there are no other living grandchildren of Employee, Bank’s obligation to make payments under this Agreement is terminated.

Employee shall notify Bank in a form and manner acceptable to Bank of the names and addresses of his/her spouse, children and children of deceased children. Attached hereto as Exhibit “A” is a form of notice of names and addresses of Employee’s spouse, children and children of deceased children acceptable to Bank. In the absence of such notice, or in the event of an incomplete notice, Bank shall be under no obligation to make payments to any spouse, child or grandchild of whom it has no notice.

10.	NOTICE

Any notice which shall be or may be given hereunder shall be in writing and shall be mailed by certified mail, postage prepaid, addressed as follows:

(A)	Notice to Employee	(B)	Notice to Bank
	[OMITTED]		510 Walnut Street
Philadelphia, PA 19106

Any part hereto may from time to time change the address to which notices to it shall be mailed by giving notice thereof in the manner provided for herein.

11.	MISCELLANEOUS

(a) If Bank liquidates or is otherwise dissolved due to insolvency or any other event, this Agreement shall terminate and shall be considered null, void and of no legal effect.

(b)	This Agreement shall be binding upon and insure the benefits of the parties hereto, their respective heirs, executors, administrators, and Beneficiaries and Bank’s successors and assigns.

(c)	This Agreement represents the entire understanding between the parties here and may be amended only by an instrument in writing signed by such parties.

(d)	The parties hereto consent to the exclusive jurisdiction of the court of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

(e)	This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania as in effect at the time of the execution of this Agreement.

(f)	All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction of effect.

(g)
The payment of any amounts or the delivery of any insurance policies under this Agreement shall be subject to all applicable tax withholding requirements. If Employee elects to receive an insurance policy upon his/her retirement or termination of employment Employee agrees to remit to the Bank all taxes that the Bank is required to withhold with respect to any such insurance policy (ies) that the Bank delivers to the Employee.

IN WITNESS WHEREOF, The parties hereto have set their hands and seals the day first written above.

CORPORATE SEAL	BENEFIT MUTUAL SAVINGS BANK

	By: /s/	Marion S. Blow

EMPLOYEE

/s/ Joseph Conners